Exhibit 99.1

For Immediate Release April 27, 2005 Listed: TSX, NYSE	Symbol: POT

PotashCorp Achieves Record First-Quarter Net Income

Saskatoon, Saskatchewan — Reflecting continued growth in potash prices and volumes, Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported record quarterly net income of $131.3 million, or $1.15 per diluted share. This is 31 percent higher than the previous record, which was set last quarter, and is more than double last year’s $50.7 million, or $0.47 per share. Gross margin of $258.5 million ($124.0 million in the first quarter of 2004) hit a record for the third consecutive quarter. First-quarter EBITDA1 increased by 75 percent to $276.3 million compared to $157.5 million in last year’s same quarter. The strong performance in potash was supported by continued strength from nitrogen and industrial phosphate, an improvement in feed phosphate, and significant contributions from the company’s equity investments in offshore potash companies.

“Our business is gaining momentum,” said PotashCorp President and CEO Bill Doyle. “During the first quarter, we set a record for potash volumes at prices more than 50 percent higher than in the same period last year. As this quarter demonstrated, our excess capacity and offshore potash investments uniquely position us to benefit from rising world demand for this key nutrient, now and in the future.”

Market Conditions
Tight supply and demand continued in both potash and nitrogen. Asian countries with accelerating economic growth continued their above-trend potash demand. Potash prices rose throughout the quarter, as did nitrogen prices after a brief downturn in ammonia at the start of the year. Customers reacted to these tight market conditions and focused their purchases on potash and nitrogen while solid phosphate fertilizer sales volumes suffered.

Potash Operations
Record quarterly volumes and higher prices resulted in potash gross margin of $176.2 million. This was up 164 percent from $66.7 million in last year’s first quarter and represented 68 percent of the company total. Gross margin as a percentage of net sales rose to 58 percent from 37 percent, quarter over quarter. PotashCorp exported 1.4 million tonnes, 20 percent more than the same quarter last year, and set a first-quarter record for offshore volumes. This was achieved in spite of reduced shipments to Brazil, as Asian countries such as India and China increased purchases from us by 268 percent and 58 percent respectively. North American volumes also set a first-quarter record, up 18 percent from last year’s first quarter as competitors were product-constrained, allowing PotashCorp to increase market share.

Prices continued to climb, with offshore realized prices up 58 percent ($123.35 per tonne compared to $78.29 per tonne in the first quarter last year). North American realized prices rose 48 percent to $139.86 per tonne, up $45.10 quarter over quarter.

The company produced a record 2.4 million tonnes in the first three months of 2005 as the expansion at Rocanville and additional shifts at Lanigan and Allan raised production. Although increased production

POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 — 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

improved efficiency, the stronger Canadian dollar negatively impacted the cost of goods sold by over $3.50 per tonne. The average exchange rate against the US dollar was 1.2280 in the first quarter of 2005 compared to 1.3126 in first quarter 2004.

Phosphate Operations
Phosphate had its best quarterly performance since the first quarter of 2002, with $17.0 million in gross margin compared to a loss of $0.9 million in the first quarter last year. Sales product mix contributed to this result, as sales volumes in the first quarter were strongest in liquid fertilizer, feed phosphate and industrial acid products, where we are most competitive. Industrial products remained the strongest area of the phosphate business, with a 7 percent increase in both volumes and prices quarter over quarter. The feed business showed the biggest improvement, with prices and volumes both up 11 percent from last year’s first quarter as the company achieved North American price increases and sold higher volumes to Latin America and Asia.

Solid fertilizer sales volumes were down 8 percent from first quarter 2004, primarily due to a decrease in sales of MAP to Brazil as an inventory carryover from last year was worked through. Realized prices were up 8 percent from the first quarter of last year, but were down slightly from the trailing quarter as excess supply kept market fundamentals weak.

Liquid fertilizer sales volumes saw a significant 84 percent increase from the first quarter of 2004 as the company sold more phosphoric acid to India. These sales are lower-priced than other liquid fertilizer products, resulting in the 7 percent decrease in realized prices quarter over quarter. However, these increased volumes allowed the company to run at a higher operating rate, which helped reduce costs and is part of the company’s strategy for returning profitability to the phosphate division.

Phosphate cost of goods sold declined $6.00 per tonne quarter over quarter due to a decline in sulfur and ammonia costs as well as the higher production levels.

Nitrogen Operations
Nitrogen generated $65.3 million in gross margin, 12 percent higher than the $58.2 million earned in the same quarter last year. Trinidad provided 66 percent of this margin, with US operations contributing 21 percent and US natural gas hedges the remaining 13 percent. During the quarter, the company liquidated its remaining 2005 US natural gas hedge positions for approximately $40.0 million. Coupled with gains realized in the first quarter, our estimated 2005 hedge gain is $48.0 million, compared to a hedge gain of $43.0 million in 2004. These liquidation gains will be recognized over the course of 2005, when the related inventory is ultimately sold.

Nitrogen sales volumes were up slightly quarter over quarter, although the product mix shifted as urea tonnes increased by 41 percent while purchased tonnes, primarily ammonia, declined by 39 percent. The company chose to produce and sell more urea than in last year’s same quarter due to strong market fundamentals for this product. After a short-term drop in January, ammonia prices largely recovered; however, the average price for the quarter was still down 10 percent from last year’s same quarter. Urea realized prices were up 16 percent and overall nitrogen prices were flat quarter over quarter.

Financial
PotashCorp’s equity investments in offshore potash companies generated additional income during the quarter, demonstrating that the company’s earnings leverage in potash extends beyond its unused capacity. Other income increased by $13.1 million quarter over quarter, primarily as a result of an increase of $9.3 million of equity pickups from investments in SQM and APC, in addition to $3.1 million of dividends received from ICL.

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In total, equity earnings and dividends from these investments contributed 8 percent of the total net income for the quarter. The full value to PotashCorp of these investments is reflected in the current market values of their publicly traded stock. Our holdings now total $1.26 billion, compared to the book value of $545.7 million.

Provincial mining and other taxes were $23.3 million more than in the same quarter last year, driven by higher profits taxes resulting from increases in potash margins. The company’s effective consolidated income tax rate was 33 percent for the quarter, with a current/future split of 90/10.

Outlook
Supply/demand fundamentals in potash remain tight as demand continues to grow and the industry, excluding PotashCorp, is operating at or near its capacity. Record shipments should continue as offshore customers increase imports and Brazil plays catch-up on its consumption. With other companies shipping more of their potash production offshore, PotashCorp has opportunities to capture higher volumes in North America, where spring planting is now going strong. To meet this demand, we plan to increase production accordingly. Previously announced North American potash price increases should be fully realized by the end of this year’s second quarter. Two further $10 per short ton price increases have been announced for implementation on June 1 and September 1, 2005. Offshore prices are also expected to rise.

In phosphate, solid fertilizers will likely remain challenged by oversupply in the world market, while industrial products will continue to provide the majority of gross margin in this segment. Feed is expected to continue providing positive gross margin as the Aurora DFP plant is now operating smoothly. The second quarter should show higher proportional solid fertilizer sales volumes, which generate lower margins for the company, and will put pressure on the overall phosphate gross margin.

In nitrogen, tight supply/demand fundamentals are expected to continue at least through 2005, which should keep prices for all nitrogen products firm throughout the rest of the year. In addition, the expansion of the No. 3 plant in Trinidad was completed late in the quarter and is expected to result in increased production of approximately 50,000 tonnes for the remainder of the year and 75,000 tonnes annually. As a result, nitrogen 2005 earnings now look set to match or surpass the record set in 2004.

As previously announced, PotashCorp will be returning 1.9 million tonnes of its idle capacity to production at Lanigan and Allan. These projects, along with expansions at the Aurora purified acid plant and in Trinidad, will raise 2005 capital expenditures to an estimated $400.0 million, of which $135.0 million is related to sustaining capital.

On April 11, 2005, the Government of Saskatchewan announced new provincial mining tax incentives for potash capital projects. While the company’s announced plans at Lanigan and Allan will qualify, the benefit relating to these incentives will not be recognized until the regulations have been enacted, which is expected to occur in the third quarter of 2005.

Given the continued positive industry fundamentals, the company is now expecting 2005 net income to be in the range of $4.00 to $4.50 per diluted share, with second quarter net income of $1.00 to $1.25 per share, assuming a continued flat Canadian dollar of 1.20.

Conclusion
“Our company is realizing the benefits of our triple leverage in potash,” said Doyle. “With increased volumes, better efficiency and higher prices, we are generating greater returns and increased value for our shareholders. We’re excited not only by what we can do today, but by what we can do in the future as we

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seamlessly bring on our excess capacity in a timely manner at a fraction of the cost of new greenfield capacity.”

Notes
The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1     See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2004 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Wednesday, April 27,
2005, at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit
www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

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Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$479.0	$458.9
Accounts receivable	409.2	352.6
Inventories	402.9	396.8
Prepaid expenses and other current assets	41.5	35.3

	1,332.6	1,243.6

Property, plant and equipment	3,094.5	3,098.9
Other assets	652.0	650.2
Intangible assets	36.1	37.1
Goodwill	97.0	97.0

	$5,212.2	$5,126.8

Liabilities
Current liabilities
Short-term debt	$94.3	$93.5
Accounts payable and accrued charges	593.7	599.9
Current portion of long-term debt	10.2	10.3

	698.2	703.7

Long-term debt	1,258.5	1,258.6
Future income tax liability	504.6	499.4
Accrued post-retirement/post-employment benefits	212.1	193.4
Accrued environmental costs and asset retirement obligations	82.0	81.2
Other non-current liabilities and deferred credits	6.6	4.9

	2,762.0	2,741.2

Shareholders’ Equity
Share capital (Note 3)	1,441.6	1,408.4
Unlimited authorization of common shares without par value; issued and outstanding 110,748,102 and 110,630,503 at March 31, 2005 and December 31, 2004, respectively
Contributed surplus	192.6	275.7
Retained earnings	816.0	701.5

	2,450.2	2,385.6

	$5,212.2	$5,126.8

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2005	2004

Sales (Note 7)	$921.4	$728.4
Less: Freight	67.2	58.1
Transportation and distribution	28.9	23.0
Cost of goods sold	566.8	523.3

Gross Margin	258.5	124.0

Selling and administrative	29.3	26.2
Provincial mining and other taxes	38.4	15.1
Foreign exchange gain	(5.9)	(8.2)
Other income (Note 10)	(20.0)	(6.9)

	41.8	26.2

Operating Income	216.7	97.8
Interest Expense	20.7	22.1

Income Before Income Taxes	196.0	75.7
Income Taxes (Note 5)	64.7	25.0

Net Income	131.3	50.7
Retained Earnings, Beginning of Period	701.5	462.8
Dividends	(16.8)	(13.5)

Retained Earnings, End of Period	$816.0	$500.0

Net Income Per Share (Note 6)
Basic	$1.18	$0.48
Diluted	$1.15	$0.47

Dividends Per Share	$0.15	$0.12

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2005	2004

Operating Activities
Net income	$131.3	$50.7

Items not affecting cash
Depreciation and amortization	59.6	59.7
Stock-based compensation	1.0	2.8
Loss on disposal of long-term assets	2.0	—
Foreign exchange on future income tax	(1.2)	(2.9)
Provision for future income tax	6.5	15.0
Share of earnings of equity investees	(13.1)	(3.8)
Other long-term liabilities	5.2	5.4

Subtotal of items not affecting cash	60.0	76.2

Changes in non-cash operating working capital
Accounts receivable	(63.5)	32.9
Inventories	(1.7)	(26.6)
Prepaid expenses and other current assets	(6.2)	(11.3)
Accounts payable and accrued charges	7.4	9.5
Current income taxes	(11.8)	2.9

Subtotal of changes in non-cash operating working capital	(75.8)	7.4

Cash provided by operating activities	115.5	134.3

Investing Activities
Additions to property, plant and equipment	(56.8)	(16.4)
Proceeds from disposal of long-term assets	7.5	—
Proceeds from sale of shares of PCS Yumbes S.C.M.	5.2	—
Other assets and intangible assets	(0.1)	0.8

Cash used in investing activities	(44.2)	(15.6)

Cash before financing activities	71.3	118.7

Financing Activities
Repayment of long-term debt obligations	(0.2)	(0.2)
Proceeds from (repayment of) short-term debt obligations	0.8	(118.3)
Dividends	(16.5)	(13.5)
Repurchase of common shares	(82.3)	—
Issuance of common shares	47.0	19.8

Cash used in financing activities	(51.2)	(112.2)

Increase in Cash and Cash Equivalents	20.1	6.5
Cash and Cash Equivalents, Beginning of Period	458.9	4.7

Cash and Cash Equivalents, End of Period	$479.0	$11.2

Supplemental cash flow disclosure
Interest paid	$11.2	$13.4
Income taxes paid	$75.5	$6.2

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three Months Ended March 31, 2005

(in millions of US dollars except share and per-share amounts)
(unaudited)

1.	Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2004 annual consolidated financial statements, except as disclosed in Note 2.

These interim consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2.	Change in Accounting Policy

Consolidation of Variable Interest Entities

Effective January 1, 2005, the company adopted revised CICA Accounting Guideline 15 (“AcG-15”), “Consolidation of Variable Interest Entities”. AcG-15 is harmonized in all material respects with US GAAP and provides guidance for applying consolidation principles to certain entities (defined as VIEs) that are subject to control on a basis other than ownership of voting interests. An entity is a VIE when, by design, one or both of the following conditions exist: (a) total equity investment at risk is insufficient to permit that entity to finance its activities without additional subordinated support from other parties; (b) as a group, the holders of the equity investment at risk lack certain essential characteristics of a controlling financial interest. AcG-15 requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The adoption of this guideline did not have a material impact on the consolidated financial statements.

3.	Share Capital

On January 25, 2005, the Board of Directors of PCS authorized a share repurchase program of up to 5.5 million common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. Shares may be repurchased from time to time on the open market through February 14, 2006 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.

During the quarter, the company repurchased for cancellation 1,134,200 common shares under the program, at an average price per share of $86.28.

4.	Plant Shutdowns — 2003

In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The operations have not been restarted. The company determined that all employee positions pertaining to the affected operations would be eliminated, and recorded $4.8 in connection with costs of special termination benefits in 2003. No significant payments relating to the terminations remain to be made. Management expects to incur other shutdown-related costs of approximately $12.1 and nominal annual expenditures for site security and other maintenance costs in relation to these nitrogen facilities. The other shutdown-related costs have not been recorded in the consolidated financial statements as of March 31, 2005. Such costs will be recognized and recorded in the period in which they are incurred.

The company also ceased operations at its phosphate feed plant at Kinston, North Carolina in 2003. The Kinston property was sold in 2004 for nominal proceeds.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three Months Ended March 31, 2005

(in millions of US dollars except share and per-share amounts)
(unaudited)

4.	Plant Shutdowns — 2003 (continued)

No additional significant costs were incurred in connection with the plant shutdowns in the first three months of 2005. The following table summarizes, by reportable segment, the total costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment

Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	12.1

	118.8	130.9

Phosphate Segment

Employee termination and related benefits	0.6	0.6
Writedown of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$135.8

5.	Income Taxes

The company’s consolidated income tax rate for the three month period ended March 31, 2005 approximates 33 percent (2004 — 33 percent).

6.	Net Income Per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2005 of 111,110,000 (2004 — 106,686,000). Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. Weighted average shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2005 were 114,265,000 (2004 — 108,046,000).

7.	Segment Information

The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2005
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$352.1	$264.5	$304.8	$—	$921.4
Freight	37.2	19.8	10.2	—	67.2
Transportation and distribution	9.1	8.1	11.7	—	28.9
Net sales — third party	305.8	236.6	282.9	—
Cost of goods sold	129.6	219.6	217.6	—	566.8
Gross margin	176.2	17.0	65.3	—	258.5
Depreciation and amortization	18.1	22.1	17.1	2.3	59.6
Inter-segment sales	2.0	4.2	19.8	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three Months Ended March 31, 2005

(in millions of US dollars except share and per-share amounts)
(unaudited)

7.	Segment Information (continued)

	Three Months Ended March 31, 2004
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$223.7	$217.6	$287.1	$—	$728.4
Freight	33.5	15.7	8.9	—	58.1
Transportation and distribution	8.7	5.3	9.0	—	23.0
Net sales — third party	181.5	196.6	269.2	—
Cost of goods sold	114.8	197.5	211.0	—	523.3
Gross margin	66.7	(0.9)	58.2	—	124.0
Depreciation and amortization	16.9	20.5	19.9	2.4	59.7
Inter-segment sales	2.9	3.1	21.8	—	—

8.	Stock-Based Compensation

The company has two stock option plans. Prior to 2003, the company applied the intrinsic value based method of accounting for the plans.

Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified or settled after January 1, 2003. Since the company’s stock option awards vest over two years, the compensation cost included in the determination of net income for the first quarter of 2004 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income and the related per-share amount if the fair value based method had been applied to all outstanding and unvested awards in each period.

		Three Months Ended
		March 31
		2005	2004

Net Income — as reported		$131.3	$50.7
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	0.7	2.2
Less:	Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(0.7)	(3.2)

Net Income — pro forma(1)		$131.3	$49.7

(1)     Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income Per Share — as reported	$1.18	$0.48
Basic Net Income Per Share — pro forma	$1.18	$0.47

Diluted Net Income Per Share — as reported	$1.15	$0.47
Diluted Net Income Per Share — pro forma	$1.15	$0.46

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	Year of Grant
	2003	2002

Expected dividend	$0.50	$0.50
Expected volatility	27%	32%
Risk-free interest rate	4.06%	4.13%
Expected life of options	8 years	8 years
Expected forfeitures	16%	10%

The company did not grant any stock options during 2004 or in the first quarter of 2005.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three Months Ended March 31, 2005

(in millions of US dollars except share and per-share amounts)
(unaudited)

9.	Post-Retirement/Post-Employment Expenses

Defined Benefit Pension Plans	Three Months Ended
	March 31
	2005	2004

Service cost	$3.6	$3.5
Interest cost	7.8	7.5
Expected return on plan assets	(8.9)	(8.4)
Net amortization	1.7	1.1

Net expense	$4.2	$3.7

Other Post-Retirement Plans	Three Months Ended
	March 31
	2005	2004

Service cost	$1.4	$1.4
Interest cost	3.3	3.5
Net amortization	0.4	0.4

Net expense	$5.1	$5.3

For the three months ended March 31, 2005, the company contributed $2.8 to its defined benefit pension plans and $2.3 to its other post-retirement plans. Total 2005 contributions to these and the company's defined contribution savings plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2004.

10.	Other Income

	Three Months Ended
	March 31
	2005	2004

Share of earnings of equity investees	$13.1	$3.8
Dividend income	3.1	—
Other	3.8	3.1

	$20.0	$6.9

11.	Comparative Figures

In the third quarter of 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis in the form of a stock dividend. All comparative share and per-share data have been retroactively adjusted to reflect the stock split.

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

(unaudited)

	Three Months Ended
	March 31
	2005	2004

Potash Operating Data
Production (KCl Tonnes — thousands)	2,389	2,102
Shutdown weeks	—	3.2
Sales (tonnes — thousands)
North America	922	782
Offshore	1,401	1,166

	2,323	1,948

Potash Net Sales
(US $ millions)
Sales	$352.1	$223.7
Less: Freight	37.2	33.5
Transportation and distribution	9.1	8.7

Net Sales	$305.8	$181.5

North America	$128.9	$74.1
Offshore	172.8	91.3

Potash Subtotal	301.7	165.4
Miscellaneous	4.1	16.1

	$305.8	$181.5

Potash Average Net Sales Price per MT
North America	$139.86	$94.76
Offshore	$123.35	$78.29

	$129.90	$84.91

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	502	443
P2O5 Operating Rate	80%	78%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	250	136
Fertilizer — Solid Phosphates	327	355
Feed	230	207
Industrial	155	145

	962	843

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

(unaudited)

	Three Months Ended
	March 31
	2005	2004

Phosphate Net Sales
(US $ millions)
Sales	$264.5	$217.6
Less: Freight	19.8	15.7
Transportation and distribution	8.1	5.3

Net Sales	$236.6	$196.6

Fertilizer — Liquid Phosphates	$52.6	$30.7
Fertilizer — Solid Phosphates	71.3	71.4
Feed	55.1	44.4
Industrial	54.7	47.8
Miscellaneous	2.9	2.3

	$236.6	$196.6

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid Phosphates	$210.61	$225.36
Fertilizer — Solid Phosphates	$217.89	$200.91
Feed	$239.25	$215.18
Industrial	$353.44	$329.71

	$245.87	$233.31

Nitrogen Operating Data
Production (N Tonnes — thousands)	638	635
Average Natural Gas Cost per MMBtu	$3.72	$3.69
Sales (tonnes — thousands)
Manufactured Product
Ammonia	406	412
Urea	359	255
Nitrogen solutions/Nitric acid/Ammonium nitrate	450	433

Manufactured Product	1,215	1,100
Purchased Product	93	153

	1,308	1,253

Fertilizer sales tonnes	463	491
Feed/Industrial sales tonnes	845	762

	1,308	1,253

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

(unaudited)

	Three Months Ended
	March 31
	2005	2004

Nitrogen Net Sales
(US $ millions)
Sales	$304.8	$287.1
Less: Freight	10.2	8.9
Transportation and distribution	11.7	9.0

Net Sales	$282.9	$269.2

Manufactured Product
Ammonia	$98.9	$111.7
Urea	90.3	55.0
Nitrogen solutions/Nitric acid/Ammonium nitrate	65.2	57.3
Miscellaneous	5.3	4.7

Net Sales Manufactured Product	259.7	228.7
Net Sales Purchased Product	23.2	40.5

	$282.9	$269.2

Fertilizer net sales	$105.8	$104.3
Feed/Industrial net sales	177.1	164.9

	$282.9	$269.2

Nitrogen Average Net Sales Price per MT
Ammonia	$243.78	$270.77
Urea	$251.43	$215.84
Nitrogen solutions/Nitric acid/Ammonium nitrate	$144.76	$132.28

Manufactured Product	$213.70	$207.78
Purchased Product	$250.68	$265.65

	$216.31	$214.82

Fertilizer average price per MT	$228.85	$212.27
Feed/Industrial average price per MT	$209.45	$216.46

	$216.31	$214.82

Exchange Rate (Cdn$/US$)

	2005	2004

December 31		1.2036
March 31	1.2096	1.3105
First-quarter average conversion rate	1.2280	1.3126

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations

(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA

Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2005	2004

Net income	$131.3	$50.7
Income taxes	64.7	25.0
Interest expense	20.7	22.1
Depreciation and amortization	59.6	59.7

EBITDA	$276.3	$157.5

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations

(in millions of US dollars)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2005	2004

Cash flow prior to working capital changes [1]	$191.3	$126.9

Changes in non-cash operating working capital
Accounts receivable	(63.5)	32.9
Inventories	(1.7)	(26.6)
Prepaid expenses and other current assets	(6.2)	(11.3)
Accounts payable and accrued charges	7.4	9.5
Current income taxes	(11.8)	2.9

Changes in non-cash operating working capital	(75.8)	7.4

Cash provided by operating activities	$115.5	$134.3

Free cash flow [2]	$134.4	$111.3
Additions to property, plant and equipment	56.8	16.4
Other assets and intangible assets	0.1	(0.8)
Changes in non-cash operating working capital	(75.8)	7.4

Cash provided by operating activities	$115.5	$134.3

1     The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

2     The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.